EXHIBIT 99.1

10990 Roe Avenue Overland Park, KS 66211 Phone 913 696 6100 Fax 913 696 6116 News Release

April 8, 2010

YRC Worldwide Provides First Quarter Update

•      Positive EBITDA Expected for Second Quarter

OVERLAND PARK, KAN. — YRC Worldwide Inc. (NASDAQ: YRCW) today reported first quarter preliminary shipment statistics for its YRC National Transportation and YRC Regional Transportation segments. For the first quarter of 2010 total shipments per workday were approximately 42,700 for YRC National and 33,700 for YRC Regional. As previously announced, shipment volumes in the latter part of December and early January were impacted by the extensions to our note exchange. Severe winter weather during January and February further hindered shipment growth and adversely impacted the company’s costs, productivity, and earnings.

Total shipments per workday by month were as follows:

(in thousands)	January	February	March
YRC National	41.1	41.9	44.9
YRC Regional	32.6	32.9	35.3

“We appreciate the confidence our customers continue to demonstrate through increasing volume levels and returning their business to us, and we are pleased with the progress we continue to make on increasing shipments while simultaneously reducing costs,” stated Bill Zollars, Chairman and CEO of YRC Worldwide. “With the improved operating momentum we achieved as we exited the seasonally slowest quarter of the year, we have even more confidence in our ability to generate positive EBITDA beginning with the second quarter of 2010.”

Union Employees Equity-Based Award

The company expects to recognize a first quarter non-cash compensation charge of approximately $108 million related to the previously announced equity-based award to its union employees. This equity-based award was initially in the form of stock appreciation rights (“SAR’s”) with respect to approximately 264 million shares with a strike price of $.48 per SAR. The charge represents the estimated fair value of the SAR’s for the approximately 255 million SARs granted as of the end of the first quarter. This non-cash accounting charge is excluded from the determination of EBITDA (earnings before interest, tax, depreciation and amortization) as defined under the company’s credit agreement. The company does not expect to recognize a tax benefit related to this charge as it expects to use a nominal effective tax rate for 2010 financial reporting. The accounting cost of the equity-based award will be adjusted at the end of each quarter based upon the change in the underlying fair value of the SARs. If the company’s shareholders approve the stock options, an equal number of stock options with the same strike price of $.48 per share would replace the union employee SAR’s as the form of the equity award, and the fair value of the union equity award would be fixed on the date of shareholder approval. If the SAR’s are not replaced with stock options, the market price per share in excess of the $.48 per SAR strike price would be cash-settled upon their exercise, which can occur beginning twelve months from the date of issuance.

First Quarter Earnings Call

The company will hold a conference call for shareholders and the investment community on Tuesday, May 4, 2010, beginning at 9:30am ET, 8:30am CT. First quarter earnings will be released the same day, Tuesday, May 4, 2010, prior to the opening of the market. The conference call will be open to listeners live and by recorded playback via the YRC Worldwide Internet site yrcw.com.

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Certain amounts presented in this news release are preliminary and are subject to change in the company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2010 when it is filed with the Securities and Exchange Commission based upon the company finalizing its shipment counts for the first quarter of 2010 and the fair value calculation of the union equity award.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “expect,” “continue” and similar expressions are intended to identify forward-looking statements. It is important to note that the company’s actual future results could differ materially from those projected in such forward-looking statements because of a number of factors, including (among others) our ability to generate sufficient cash flows and liquidity to fund operations, which raises substantial doubt about our ability to continue as a going concern, inflation, inclement weather, price and availability of fuel, sudden changes in the cost of fuel or the index upon which the company bases its fuel surcharge, competitor pricing activity, expense volatility, including (without limitation) expense volatility due to changes in rail service or pricing for rail service, ability to capture cost reductions, changes in equity and debt markets, a downturn in general or regional economic activity, effects of a terrorist attack, labor relations, including (without limitation), the impact of work rules, work stoppages, strikes or other disruptions, any obligations to multi-employer health, welfare and pension plans, wage requirements and employee satisfaction, and the risk factors that are from time to time included in the company’s reports filed with the SEC, including the company’s Annual Report on Form 10-K for the year ended December 31, 2009.

The company’s expectations regarding volume are only its expectations regarding these matters. Actual volume could differ based on a number of factors including (among others) the company’s ability to persuade existing customers to increase shipments with the company and to attract new customers, and the factors that affect revenue results (including the risk factors that are from time to time included in the company’s reports filed with the SEC, including the company’s annual report on Form 10-K for the year ended December 31, 2009).

The company’s expectations regarding cost reductions could differ materially from actual cost reductions based on a number of factors, including (among others) the factors identified in the prior paragraphs above, the ability to identify and implement cost reductions, the success of the company’s operating plans and programs, the company’s ability to successfully reduce collateral requirements for its insurance programs, which in turn is dependent upon the company’s safety performance, ability to reduce the cost of claims through claims management, the company’s credit ratings and the requirements of state workers compensation agencies and insurers for collateral for self insured portions of workers compensation programs, the need to spend additional capital to implement cost reduction opportunities, including (without limitation) to terminate, amend or renegotiate prior contractual commitments, the accuracy of the company’s estimates of its spending requirements, changes in the company’s strategic direction and the need to replace any unanticipated losses in capital assets.

The company’s expectations regarding its effective tax rate and it ability to recognize a tax benefit related to the union equity charge are only its expectations regarding these matters. The actual tax rate could differ materially based on a number of factors, including (among others) variances in pre-tax earnings on both a consolidated and business unit basis, variance in pre-tax earnings by jurisdiction, impacts on our business from the factors described above, variances in estimates on non-deductible expenses, tax authority audit adjustments, change in tax rates and availability of tax credits.

YRC Worldwide Inc., a Fortune 500 company headquartered in Overland Park, Kan., is one of the largest transportation service providers in the world and the holding company for a portfolio of successful brands including YRC, YRC Reimer, YRC Glen Moore, YRC Logistics, New Penn, Holland and Reddaway. YRC Worldwide has the largest, most comprehensive network in North America, with local, regional, national and international capabilities. Through its team of experienced service professionals, YRC Worldwide offers industry-leading expertise in heavyweight shipments and flexible supply chain solutions, ensuring customers can ship industrial, commercial and retail goods with confidence. Please visit yrcw.com for more information.

Investor Contact:	Paul Liljegren	Media Contact:	Suzanne Dawson
	YRC Worldwide Inc.		Linden Alschuler & Kaplan
	913.696.6108		212.329.1420
	Paul.Liljegren@yrcw.com		sdawson@lakpr.com